Exhibit 10.23

Quantum Corporation
224 Airport Parkway
Suite 300
San Jose, CA 95110-1382

(408) 944-4000

August 29, 2014

Mr. Dale L. Fuller
[address]

Dear Dale:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $50,000 per annum, all of which will be paid in cash. Additionally, as a member of the Corporate Governance & Nominating Committee of the Board, you will receive a cash retainer of $7,500 per annum. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you. The actual number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. Therefore, the number of RSUs to be awarded to you will be determined using the closing stock price on October 1, 2014. These RSUs will vest over two (2) years with 50% of the RSUs vesting after one (1) year and the remaining 50% vesting in quarterly installments over the second year. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership on the Board becomes effective as of September 9, 2014, as the Board of Directors’ have already approved your appointment.

Exhibit 10.23

Dale L. Fuller
August 29, 2014

Dale, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/s/ Shawn Hall

Shawn Hall
SVP, General Counsel
Quantum Corporation
[phone number]

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: /s/ Dale L. Fuller                    Date: Sept. 9, 2014
Dale L. Fuller

Start Date: ___________________________________

Enclosures:
Return Envelope
Deferred Compensation Program overview and forms
Director Change in Control Agreement
Director Indemnification Agreement
The High Road: Quantum’s Business Conduct & Ethics Policy
Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles

cc:
Compensation
Legal